Exhibit 99.1

FOR IMMEDIATE RELEASE • GLOBAL HEADQUARTERS: 200 INNOVATION WAY, AKRON, OHIO 44316-0001

NEWS RELEASE

GOODYEAR NAMES CHRISTINA ZAMARRO CHIEF FINANCIAL OFFICER

Darren Wells to Become Chief Administrative Officer

AKRON, Ohio, Dec. 14, 2022 – The Goodyear Tire & Rubber Company today announced the appointment of Christina Zamarro to the role of Executive Vice President and Chief Financial Officer, reporting to Chairman, Chief Executive Officer and President Richard J. Kramer.

• MEDIA WEBSITE: WWW.GOODYEARNEWSROOM.COM • CONTACT: DOUG GRASSIAN 330.796.3855 DOUG_GRASSIAN@GOODYEAR.COM

In this role, Zamarro will lead Goodyear’s Global Finance organization and oversee all aspects of the company’s corporate finances, including Treasury, Investor Relations, Accounting, Audit and Financial Planning & Analysis, as well as its business unit Finance teams in the Americas; Asia Pacific; and Europe, Middle East and Africa.

Zamarro will succeed Darren R. Wells, who will become Executive Vice President and Chief Administrative Officer. Both appointments are effective Jan. 1, 2023.

“I have worked closely with Christina for many years, and I have seen her develop into a seasoned senior finance leader and high performing corporate treasurer. She has long been an integral member of our finance leadership team, bringing a deep knowledge of our company and demonstrating the ability to navigate our industry in a complex business environment. I look forward to her increased role and contributions on Goodyear’s leadership team,” said Kramer.

“In addition to being a respected voice externally with strong connections to our key financial stakeholders, Christina has long been a trusted and collaborative advisor to Goodyear’s businesses, senior leadership team and board, all of whom rely on her ability to bring valuable insights to support Goodyear’s financial, commercial and operational success,” added Kramer. “Christina will be a strong partner for me in advancing Goodyear’s priorities along with developing our finance leadership, talent and teams.”

“With our financial operations in Christina’s capable hands, Darren Wells will devote his full focus to leading Goodyear’s business strategy and growth agenda.

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This is a pivotal time in Goodyear’s history, and I look forward to continuing to partner with Darren, leveraging his deep knowledge of all aspects of our business as we chart a course to deliver Goodyear’s near-term and long-term strategic objectives,” said Kramer.

Zamarro joined Goodyear in 2007 after several years working for Ford Motor Company. Over the course of her more than 15 years with the company, she has played key roles in strengthening the company’s Financial Strategy, Treasury and Investor Relations functions, culminating in her current role as vice president, Finance and Treasurer. She also serves on Goodyear’s Diversity & Inclusion Executive Council and on the board of L3Harris. Zamarro received her Bachelor of Arts degree in Economics from Ohio Wesleyan University and her Master of Business Administration degree from Vanderbilt University.

Wells joined Goodyear in 2002 as vice president and treasurer, progressing through a series of finance leadership roles to become Chief Financial Officer. He later served as president of Goodyear’s Europe, Middle East and Africa business for two years before leaving Goodyear for a stint as executive in residence at the University of South Florida. He rejoined Goodyear as executive vice president and CFO in 2018.

Jordan Coughlin, previously Assistant Treasurer, Capital Markets, will become vice president and Treasurer, also on Jan. 1. Goodyear’s Investor Relations function will continue to be led by Christian Gadzinski, senior director, Investor Relations. Both Coughlin and Gadzinski will report to Zamarro.

About The Goodyear Tire & Rubber Company

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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